Exhibit No.99

                                                                            NEWS

                         Dissolution and Termination of
                           The Koger Partnership, Ltd.



JACKSONVILLE, FLORIDA, December 6, 1995. The Koger Partnership, Ltd. (the "Partnership") announced through its Managing General Partner, Southeast Properties Holding Corporation, Inc., that the Bankruptcy Court in the Chapter 11 case of the Partnership entered an Order dated December 4, 1995, authorizing and directing the Managing General Partner to take all necessary and advisable action to wind up the Partnership's affairs and to terminate its existence as a partnership. The Bankruptcy Court further ordered that this termination and the closing of the Chapter 11 case be accomplished prior to December 31, 1995.

As previously reported, the Partnership has sold all of its operating properties, the proceeds of which have been used to reduce its debt. Since the Partnership will continue to owe approximately $21 million to its Managing General Partner and $350,000 to its former Individual General Partner, there will be no distribution to the partners with respect to the outstanding Units of Limited or General Partnership Interest.

                                      # # #